Press Release
For Immediate Release

TII  Network Technologies Launches New Brand Identity, Moves HQ, and Announces the Close of its Puerto Rico Facility

Company reflects revamped business strategy in its corporate identity and new facility

Edgewood, NY, July 30, 2007 – TII Network Technologies, Inc. (“tii”), traded on Nasdaq under the symbol “TIII”, a company that helps bridge service provider technology to consumer communication needs, formally unveiled its rebranded identity on July 19th at a ribbon-cutting event at its new facility in Edgewood, New York. The 25,000 square foot building in the center of Long Island houses the Company’s corporate headquarters, state-of-the-art research and development center and product demonstration rooms, as well as light quick turn manufacturing capabilities.

The infrastructure at the new facility allows tii to implement several expense reduction initiatives. A key initiative has been to trim a variety of low volume products, enabling the Company to more efficiently manage its supply chain and focus on the strategic manufacturing of certain products. With the opening of the new Long Island facility, the Company will now be able to close its Puerto Rico manufacturing plant, effective August 30, 2007, and move the balance of the work to the new facility in New York. As a result of closing the Puerto Rico operations, the Company expects to incur non-recurring costs and charges of approximately $1.1 million through the completion of the move, which is expected to be before the end of the year. This further consolidation of the Company’s operations is expected to result in annual cost savings of approximately $1.3 million.

The rebranding initiative reflects tii’s recent shift in strategy to focus its research and development capabilities on new solutions to augment its core lightning and surge protection technologies, and facilitate expansion into multiple markets.

“For over 40 years we’ve been a leader in Telco network protection,” said Company President and CEO Ken Paladino. “Our focus now is to transform ourselves into a diverse network technology company and help our clients efficiently and economically deliver Triple Play services to existing, as well as new, homes, while keeping the experience for their customers seamless and simple. The move into our new facility is an important step in achieving that transformation. Our expanded R & D and testing capabilities enable us to simulate real-world conditions in a test environment – everything from lightning to prolonged exposure to salt and moisture. In addition, we are able to bring customers in and demonstrate our products in action.”

One of the features of the Company’s new research and development center is a cutting edge 3-D Systems rapid prototype modeler that produces high-definition plastic working models and prototypes, rendered directly from 3-D data. This allows tii to deliver fast and cost effective concept developments and design validations using a quickly fabricated working model. Other notable research and development tools at the new facility include:

•	State of the art environmental chambers for creating extreme ambient temperature cycles.

•	A salt and fog chamber for testing the harshest of outside network environments.

•	A power cross room that can simulate high voltage / high current situations that commonly come into contact with telephone, power and network lines.

•	A lightning surge simulator capable of generating 10,000 volts / 40,000 amps peak lightning surge, simulating one of multiple types of lightning strikes to telephone network equipment.

The new tii brand identity that was rolled out at the ribbon cutting event includes a redesigned logo, corporate look, and a new tagline, “Connecting to the Future.” This tagline illustrates tii’s commitment to being a technology-forward leader and to continue to respond quickly and innovatively to its clients’ changing needs.

About TII Network Technologies, Inc.
tii (Nasdaq: TIII), headquartered in Edgewood, New York, is a leader in developing and manufacturing advanced network technology solutions for the telecommunications industry. Products include: IPTV distribution, VoIP, network interface devices, surge protection, and residential gateway systems that give service providers the technology to deliver their services more efficiently.  Additional information about tii can be found at www.tiinettech.com.

Forward Looking Statements:

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: (i) exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products and precious metals; (ii) dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; (iii) dependence on, and ability to retain, the Company’s “as-ordered” general supply agreements with its largest customer and ability to win new contracts; (iv) continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies; (v) the level of inventories maintained by the Company’s customers; (vi) the ability to market and sell products to new markets beyond its principal copper-based Telco market; (vii) the ability to timely develop products and adapt the Company’s existing products to address technological changes, including changes in its principal market; (viii) weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; (ix) competition in the Company’s traditional Telco market and new markets the Company is seeking to penetrate; (x) potential changes in customers’ spending and purchasing policies and practices; (xi) general economic and business conditions, especially as they pertain to the Telco industry; (xii) dependence on third parties for certain product development; (xiii) risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; (xiv) the ability to attract and retain technologically qualified personnel (see “Business-Product Development”); and (xv) the availability of financing on satisfactory terms.

CONTACT:

TII Network Technologies, Inc.
(631) 789-5000